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                                                                  EXHIBIT 99.2

                                    CONSENT


        In connection with the filing by Manchester Equipment Co., Inc., a New York corporation (the "Company"), of a Registration Statement on Form S-1 (the "Registration Statement") relating to the offer and sale of up to 2,875,000 shares of its Common Stock, par value $.01 per share (the "Offering"), the undersigned hereby consents to being named in the Registration Statement in connection with the appointment of the undersigned to the Board of Directors of the Company effective with the closing of the Offering.




Date: October 31, 1996                             /s/ JULIAN SANDLER
                                                 -----------------------------
                                                       Julian Sandler